Exhibit 99.1

SeqLL Inc. Announces Closing of Upsized $13 Million Initial Public Offering

WOBURN, MA, August 31, 2021 — SeqLL Inc. (“SeqLL” or the “Company”) (NASDAQ:SQL; SQLLW), a development-stage life sciences instrumentation and research services company engaged in the development of scientific assets and novel intellectual property across multiple “omics” fields, today announced the closing of its previously announced initial public offering of 3,060,000 shares of its common stock and accompanying warrants to purchase up to 3,060,000 shares of common stock. Each share of common stock was sold together with one warrant to purchase one share of common stock with an exercise price of $4.25 per share and an expiration date of five years from the date of issuance at a combined offering price of $4.25, for gross proceeds of approximately $13 million, before deducting underwriting discounts and offering expenses. In addition, SeqLL has granted the underwriters a 45-day option to purchase up to an additional 459,000 shares of common stock and/or warrants to purchase 459,000 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount, of which Maxim Group LLC has exercised its option to purchase an additional 459,000 warrants. All of the shares of common stock and warrants were being offered by the Company.

The shares of common stock and warrants began trading on the Nasdaq Capital Market on August 27, 2021, under the symbols “SQL” and “SQLLW,” respectively.

The Company intends to use substantially all of the net proceeds from the offering to expand its commercial operations to support life sciences research and applications development. The Company will prioritize select collaborative research efforts to develop novel assets across multiple emerging growth areas. These efforts will include, but are not limited to, building additional sequencing instruments that utilize its tSMS technology platform, manufacturing additional reagents and consumables, and developing proprietary reagents for areas outside its life sciences focus. The balance will be used for working capital and other general corporate purposes.

Maxim Group LLC acted as the sole book-running manager in connection with the offering.

A registration statement on Form S-1 (File Nos. 333-254886 and 333-259097) was filed with the Securities and Exchange Commission (“SEC”), which became effective on August 26, 2021. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745. Before investing in the Company’s securities, interested parties should read in its entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SeqLL:

SeqLL Inc. (“SeqLL”) is a development-stage life sciences instrumentation and research services company engaged in the development of scientific assets and novel intellectual property across multiple “omics” fields. The Company intends to leverage their expertise with True Single Molecule Sequencing (“tSMS®”) technology to enable researchers and clinicians to contribute major advancements to scientific research and development by accelerating one’s understanding of the molecular mechanisms of disease and fundamental biological processes.

Forward Looking Statements:

This press release contains certain forward-looking statements, including those relating to the regarding the use of proceeds and other statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”

Contact:

John Kennedy

investors@seqll.com